EXECUTION VERSION

Exhibit 10.1

SUPERVALU INC.

P.O. Box 990 Minneapolis, MN 55440 952 828 4623
February 2, 2016
Mark Gross

Dear Mark:
We are pleased to set forth in this letter agreement (the “Letter Agreement”) the terms of your employment in the position of President and Chief Executive Officer of SUPERVALU INC. (“Supervalu” or the “Employer”), beginning on a date mutually agreed by Supervalu and you, but in no event earlier than February 5, 2016 or later than February 12, 2016 (the “Start Date”). In that position, you shall have primary responsibility for the business of Supervalu, and report to the Board of Directors of Supervalu (the “Board”). If you commence employment on the Start Date, you will be appointed to the Board no later than March 1, 2016, subject to your continued employment through the date of such appointment.
The specific terms of your employment are as follows:
EFFECTIVE DATE: This Letter Agreement shall become effective upon execution by both you and Supervalu (the “Effective Date”).
ADDITIONAL CONDITIONS OF OFFER: You agree as a condition of your employment with Supervalu to fully comply with the terms of any agreement(s) you may have with any prior employer or any other third party, including, without limitation, any such terms pertaining to the nondisclosure of confidential information. To this end, we call your attention to the paragraph below entitled “Certain Representations and Covenants.”
POSITIONS AND DUTIES: While you are employed with Supervalu, you shall have authority, duties and responsibilities that are commensurate with your position as set forth in the initial paragraph of this Letter Agreement and as are customarily exercised by a person holding such position, including, without limitation, (a) overall responsibility for leading and supervising the businesses and operations of Supervalu, (b) responsibility for developing, refining and implementing the strategic plans of Supervalu, (c) hiring, supervising and firing of your direct reports, and (d) such other duties as the Board may assign to you from time to time (consistent with your title and position) and, in each case, subject to the ultimate authority and direction of the Board. Your primary place of employment will be in the Minneapolis, Minnesota metropolitan area, at the executive offices of Supervalu, and you shall relocate your primary residence to the Minneapolis metropolitan region as soon as reasonably practicable following the Start Date, but in no event later than July 1, 2016. Supervalu will reimburse you for reasonable costs you incur for temporary housing for up to eight weeks following the Start Date in accordance with Supervalu’s Relocation Policy – Tier 1 (as described below). During your employment with Supervalu, you shall not be permitted to participate or invest in or manage any for-profit business activity or venture not arising in connection with the performance of your duties pursuant to this Letter Agreement; provided, however, that it shall not be a violation of this Letter Agreement for you to (i) with the prior written approval of the Board, serve on the boards of directors of for-profit companies, (ii) serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, or teach at educational institutions and manage personal investments and (iii) manage, use, allocate or invest any personal or family assets or investments, so long as, in the case of activities described in the preceding clauses (i), (ii) and (iii), such activities do not significantly interfere with the performance of your responsibilities in accordance with this Letter Agreement or otherwise create a conflict of interest or breach of Supervalu company policies or this Letter Agreement.
BASE SALARY: You will be paid a base salary while you are employed by the Employer at an annualized rate of $1,000,000 (subject to applicable taxes and withholdings) (the “Base Salary”), which will be paid in substantially equal installments in accordance with the Employer’s usual and customary payroll policies.
ANNUAL BONUS: You will have the opportunity to earn a bonus for each fiscal year of the Employer that you are employed by the Employer commencing with the fiscal year ending in 2017 (the “Annual Bonus”), with a minimum of zero, a target of 100% of your Base Salary (the “Target Bonus”), and a maximum bonus of 200% of your Base Salary, to be paid not later than two and one-half months following the end of such fiscal year (subject to your continued employment through the applicable performance period). The Annual Bonus shall be based on the attainment of performance goals proposed by Supervalu’s management, and subject to the final approval of, the Leadership Development and Compensation Committee of the Board (the “LDCC”) and the independent members of the Board, as applicable.
SIGNING BONUS: As soon as administratively practicable following the Start Date (and in no event more than 15 business days after the Start Date), Supervalu will make a cash payment to you of $300,000 (the “Signing Bonus”). If, however, you are terminated by the Employer for Cause (as defined in the Supervalu Executive & Officer Severance Pay Plan (the “Supervalu Severance Plan”) as in effect on the Effective Date) or you resign for any reason other than “Good Reason” (as defined below under the paragraph labeled “Severance”) prior to the first anniversary of the Start Date, then you will repay to the Employer the Signing Bonus within ten business days following your termination or resignation of employment.
INDUCEMENT LTI AWARD(S): Subject to your continued employment through the grant dates described below in this paragraph, you will be granted a Supervalu long-term incentive award having an aggregate grant date value of $6.0 million, computed as described below (the “Inducement LTI Award”). The Inducement LTI Award represents your annual long-term incentive awards in respect of the fiscal years of Supervalu ending in 2017 and 2018. It will be comprised of 50% performance shares and 50% stock options. The first 50% of the Inducement LTI Award (the “Inducement Options”) will be apportioned entirely in stock options and will be granted to you on your Start Date (or, if there is not an open window period in effect on such date, the first date thereafter on which an open window is in effect). The number of shares subject to the Inducement Options shall be such that the grant value of the Inducement Options is $3 million, calculated consistently with the Black-Scholes assumptions set forth in the Supervalu Form 10-K filed on April 28, 2015, but using the prevailing risk-free interest rate and the closing price of a share of Supervalu common stock on the New York Stock Exchange on the

Start Date. The Inducement Options shall have a per-share exercise price equal to the closing price of a share of Supervalu common stock on the New York Stock Exchange on the grant date, and will vest ratably on each of the first three anniversaries of the Start Date, subject to your continued employment. The other 50% of the Inducement LTI Award (the “Inducement Performance Shares”) will be apportioned entirely in performance shares, will have a grant date value of $3 million, and will be granted at the same time that long-term incentive awards in respect of Supervalu’s fiscal year ending in 2017 are granted to senior management generally under the policies and practices of Supervalu, which is currently anticipated to be in April 2016. The Inducement Performance Shares will have a three-year performance period (fiscal years ending 2017–2019), and will vest at the end of that period based on the attainment of the performance goals and your continued employment, and will have other terms and conditions that are no less favorable to you than the terms and conditions of performance shares granted to senior management at the same time (including with respect to the treatment of such performance shares in connection with the spinoff of the Save-A-Lot business, if any). Notwithstanding the above, if you are terminated by Supervalu without “cause” (as defined in the Supervalu Severance Plan as in effect on the Effective Date) or you resign with Good Reason, then (i) if any Inducement Options are then unvested, you will immediately vest in a pro rata portion of the Inducement Options scheduled to vest on the anniversary of the Start Date next following such termination, based on the portion of the year ending on such anniversary of the Start Date elapsed through such termination, and (ii) if the performance period for the Inducement Performance Shares has not ended, then a pro rata portion of the Inducement Performance Shares will remain outstanding and available to vest as if your termination had not occurred, based on the portion of the three-year performance period elapsed through such termination and the actual level of attainment of the performance goals over the entire three-year performance period. Other than as provided herein, the terms and conditions of the Inducement LTI Award will be consistent with those applicable to other senior executives and the terms and conditions of the Inducement Option will be consistent with the form of the stock option agreement attached hereto as Exhibit B.
SPECIAL AND ANNUAL LTI AWARDS: In respect of the fiscal year of Supervalu ending in 2018, provided that you remain employed with Supervalu through the grant date, you will receive a special, one-time long-term incentive award from Supervalu in the form of stock options with a grant date value (based on valuation method used by Supervalu for financial reporting purposes) of $500,000 (the “2018 Option Grant”). The grant date for the 2018 Option Grant will not be later than May 15, 2017 (or if Supervalu is in a so-called “blackout” period on May 15, 2017, then on the first date on which Supervalu is no longer subject to any blackout restrictions). The vesting and other terms with respect to the 2018 Option Grant will be consistent with the terms and conditions applicable to the Inducement Option but in no event less favorable then the terms and conditions applicable to other senior executives of Supervalu who receive grants of stock options at such time. In respect of each fiscal year of Supervalu ending in 2019 and later, provided that you remain employed with Supervalu through the grant date, you will receive an annual long-term incentive award from Supervalu with an aggregate grant date value of $3.0 million. The allocation between award types, calculation methodology of the number of shares and/or options, and terms and conditions of the annual awards described in the preceding sentence will be no less favorable than the terms and conditions of long-term incentive awards granted to senior management at the same time.

BENEFITS: In addition to your compensation described in the preceding paragraphs, you will be entitled to participate in Supervalu’s benefits programs including, without limitation, all programs available to senior executives of Supervalu, subject to the eligibility requirements thereof. These programs as in effect on the Start Date are summarized in a document that you have received from Supervalu. In addition, Supervalu shall enter into an aircraft time share agreement with you upon or promptly following the Start Date, which will provide you with reasonable personal use of Supervalu corporate aircraft for calendar year 2016 and each subsequent calendar year in which you remain employed, in each case, as approved by the Board and subject to (i) your reimbursement to Supervalu of the entire incremental or variable cost to Supervalu of such aircraft use, as allowable (to be determined under such time share agreement), (ii) any business use of such aircraft taking precedence over any personal use by you, and (iii) Supervalu continuing to own its own corporate aircraft.
REIMBURSEMENT OF EXPENSES: Supervalu will pay or reimburse you for all reasonable travel and other business related expenses incurred by you in performing your duties for Supervalu in accordance with Supervalu’s policies and procedures as in effect from time to time. You will be entitled to relocation benefits in accordance with Supervalu’s Relocation Policy – Tier 1, a copy of which you have received from Supervalu.
PAID TIME OFF: Supervalu has a Paid Time Off (PTO) policy that provides paid time off for needs such as vacation, personal illness, family needs, etc. You will be eligible for 27 days of PTO annually, which will be prorated during your first calendar year of employment based on the Start Date.
SEVERANCE: You will participate in the Supervalu Severance Plan at a “Tier I” level; provided, however, that (a) termination by you for Good Reason (as defined below) will be deemed to be a termination by Supervalu without Cause for purposes of the Supervalu Severance Plan and (b) in no event shall your severance benefits be less favorable than the severance benefits in effect under the Supervalu Severance Plan on the Effective Date and as modified herein (i.e., you will be entitled to such benefits upon the terms and subject to the conditions set forth in the Supervalu Severance Plan as of the Effective Date and as modified herein even if the Supervalu Severance Plan is thereafter eliminated or modified to include less favorable benefits). For purposes of this Letter Agreement, you will have the right to terminate your employment for “Good Reason” if you are removed from the position of Chief Executive Officer, or there occurs a material reduction in your duties, responsibilities, Base Salary or Target Bonus. For this purpose, a reduction in the size of Supervalu, including, without limitation, on account of the anticipated separation or disposition of the Save-A-Lot business by spinoff or otherwise, shall not constitute a material reduction in your duties or responsibilities. You may only terminate your employment for Good Reason if you first deliver to Supervalu by a written notice within 30 days of the occurrence of such event and Supervalu fails to cure such event within 30 days following the receipt of your written notice; provided that no resignation will be for Good Reason unless you actually resign from employment effective as of a date within 75 days after the end of Supervalu’s 30-day cure period.
CERTAIN REPRESENTATIONS AND COVENANTS: You represent and warrant as of the Effective Date that your entry into this Letter Agreement and your performance of your obligations hereunder as of the Start Date and thereafter will not result in any breach, violation, or contravention of any law of governmental entity applicable to you or violate any contractual, common law or statutory obligations to any parties, and you are not a party to any agreement or arrangement containing or otherwise subject to a noncompetition provision or other restriction with respect to, in each case, (a) the nature of any services that you are entitled or obligated to perform or conduct for Supervalu or any of its affiliates under this Letter Agreement, or (b) the disclosure or use of any confidential information that directly or indirectly relates to the nature of the business of Supervalu or any of its affiliates, or the services that you are entitled or obligated to perform under this Letter Agreement (except, in the case of clause (b), any such confidentiality agreement that relates to information that you will not need to use in your performance of your obligations hereunder, which you agree not to use or disclose). In addition, you represent and warrant that (i) you are a lawful permanent resident of the United States, (ii) you are authorized to work in the United States, and (iii) you will not require employer sponsorship in order to maintain such status and work authorization. You agree to complete Form I-9 in accordance with Supervalu procedures upon commencement of employment and to maintain such status and work authorization throughout your employment with Supervalu. You agree that, no later than the Start Date, (A) you and Surry Investment Advisors LLC and any related business shall have ceased providing consulting or other services to any business, entity or person whose business activities overlap or are in any way competitive with those of Supervalu and its affiliates, provided that continued financial management and operation of Gross family investments through Surry Investment Advisors LLC shall not constitute a breach of this agreement to the extent that such activities do not (1) violate Supervalu policies (including but not limited to the Supervalu Conflicts of Interest Policy) and (2) do not materially interfere with the performance of your duties under this Letter Agreement, (B) you shall have resigned or otherwise been removed from the Official Committee of Unsecured Creditors in the Haggen Holdings LLC bankruptcy, and (C) you shall be in compliance with the Supervalu Conflicts of Interest Policy, a copy of which you have received from Supervalu, including without limitation having terminated and fulfilled any obligations under the agreement dated March 17, 2014 previously supplied to Supervalu . You represent that you have supplied Supervalu or its advisors of copies of any written agreements pursuant to which you are or have been subject to restrictive covenants or other obligations of any sort that could continue to apply on and following the Start Date, other than such agreements (x) that could not affect your performance of your duties hereunder or (y) that Supervalu has requested for review but that you have not provided to Supervalu or its advisors based on your good faith determination that providing such agreements would result in your violation of confidentiality covenants contained therein (it being understood that you have orally disclosed to Supervalu the essential substance of any such restrictive covenants or obligations contained in the agreements you have not provided). You acknowledge and agree that any breach of the foregoing representations, covenants or obligations shall constitute a basis to terminate you for “cause” (or such similar term) for purposes of this Letter Agreement and all equity awards granted to you by Supervalu and all Supervalu severance arrangements for which you may otherwise be eligible (including, without limitation, the Supervalu Severance Plan), resulting in, without limitation, a forfeiture of all unvested Supervalu equity awards held by you at the time of such termination, and your ineligibility for severance payments or benefits of any kind under the Supervalu Severance Plan or any other severance plan, policy, agreement, or arrangement of Supervalu. Supervalu represents and warrants that it has the power and authority to execute and deliver this Letter Agreement and to perform its obligations hereunder.

MISCELLANEOUS: Your employment with Supervalu will be “at-will.” “At-will” means that either you or Supervalu are free to terminate the employment relationship at any time, for any reason. This Letter Agreement does not change the nature of your “at-will” employment and does not guarantee employment for any specific period of time. You will be provided with a Supervalu Tier II Change of Control Severance Agreement (the “Supervalu COC Agreement”), with terms consistent with other Supervalu Tier II COC Agreements of other senior executives of Supervalu, which will become effective on the Start Date. In the event that you become entitled to severance payments or benefits under this Letter Agreement, the Supervalu Severance Plan or the Supervalu COC Agreement, such payments and benefits will be your sole and exclusive severance payments and benefits and you will not be entitled to any other severance payments or benefits from Supervalu. Supervalu and you shall enter into Supervalu’s standard form of indemnification agreement for executive officers. You shall be provided with director’s and officer’s liability insurance coverage to the same extent as other Supervalu executive officers and as provided in such policies for Supervalu executive officers serving as directors. Such coverage shall continue after your service with Supervalu ceases while you have continuing liability with regard to your actions or inactions on behalf of Supervalu on the same basis as coverage for other former Supervalu officers and directors.
NONCOMPETITION, NONSOLICITATION, CONFIDENTIALITY, AND MANDATORY ARBITRATION: By accepting this offer, you agree, effective as of the Effective Date, to the confidentiality, noncompetition, and nonsolicitation provisions contained in the “Terms and Conditions of Employment” attached as Exhibit A, and that are incorporated herein by reference. You also agree that any and all employment disputes occurring during or after your employment with Supervalu are subject to mandatory arbitration as set forth in the “Terms and Conditions of Employment.” In addition, you acknowledge and agree that this Letter Agreement and the discussions and correspondences that led to this Letter Agreement shall constitute “Confidential Information” for purposes of the Confidentiality Agreement, executed in November 2015, by and between Supervalu and you (unless such information is already publicly available through no fault of your own).
LEGAL FEES: Upon presentation of appropriate documentation, Supervalu will pay or reimburse you for your reasonable counsel fees and expenses incurred in connection with the negotiation and documentation of this Letter Agreement (at such counsel’s standard hourly rates and expense charges), up to a maximum of $50,000 in the aggregate.
ENTIRE AGREEMENT: This Letter Agreement is intended to be the entire agreement between Supervalu and you with respect to the matters described herein. No waiver or modification hereof shall be valid unless made in writing, signed by both you and Supervalu.
SECTION 409A. Supervalu and you intend that the payments and benefits provided for in this Letter Agreement either be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder, or be provided in a manner that does not result in tax penalties to you under Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this paragraph. Notwithstanding anything contained herein to the contrary, all payments and benefits paid on account of your termination of employment that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code shall be paid or provided only at the time of a termination of your employment that constitutes a “separation from service” from

Supervalu within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if at the time of your termination of employment with Supervalu you are a “specified employee” as defined in Section 409A of the Code as determined by Supervalu in accordance with Section 409A of the Code, and Supervalu determines that the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary to prevent any accelerated or additional tax or interest on account of Section 409A of the Code, then Supervalu will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to you) until the date that is six months following the date of your termination of employment with Supervalu (or, if earlier, the date of your death), whereupon Supervalu will pay you a lump sum amount equal to the cumulative amounts that would have otherwise been previously paid to you under this Letter Agreement during the period in which such payments or benefits were deferred. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Letter Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for certain short-term deferral amounts and otherwise. In no event may you, directly or indirectly, designate the calendar year of any payment under this Letter Agreement.
Notwithstanding anything to the contrary in this Letter Agreement, in-kind benefits and reimbursements provided under this Letter Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Letter Agreement, reimbursement requests must be timely submitted by you and, if timely submitted, reimbursement payments shall be promptly made to you following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall you be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to you.
CONTROLLING LAW: This Letter Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Minnesota without regard to its conflicts of laws principles.
SEVERABILITY: You agree that the terms of this Letter Agreement (including, without limitation, Exhibit A hereto) are severable, and if any provision of this Letter Agreement (including, without limitation, Exhibit A hereto) is found to be void and unenforceable by a court, that judgment will not affect, impair or invalidate the remainder of this Letter Agreement.
COUNTERPARTS: This Letter Agreement may be executed in separate counterparts (including by facsimile or other electronic means), each of which shall deemed to be an original but all of which taken together shall constitute one and the same instrument.

If the foregoing accurately expresses our mutual understanding, please execute the enclosed copy of this letter in the space provided below, and return to the undersigned.
Sincerely,
SUPERVALU INC.

By:

/s/ Gerald Storch
Name: Gerald Storch
Title: Non-Executive Chairman of the Board

Date:	February 2, 2016

/s/ Matthew E. Rubel
Name: Matthew E. Rubel
Title: Chair, Leadership Development and
Compensation Committee

Date:	February 2, 2016

AGREED AND ACCEPTED:

/s/ Mark Gross
Name: Mark Gross

Date:	February 2, 2016

[Signature Page to Offer Letter]

EXHIBIT A
TERMS AND CONDITIONS OF EMPLOYMENT
The following are confidentiality, noncompetition, nonsolicitation and mandatory arbitration agreements referenced in the attached offer letter. By accepting this offer of employment, you agree to these terms and conditions. As they concern important legal rights, you are urged to read carefully, and consult counsel, if necessary, to ensure you understand these provisions.
As used below, “You” refers to the individual to whom this offer of employment is being extended. The “Employer” in this Exhibit A refers to SUPERVALU INC. and all of its subsidiaries, affiliates, and related companies.
You affirm, agree and understand that the offer letter, as attached (the “Letter Agreement”), includes the following provisions, and that by accepting the Employer’s offer of employment, You agree to abide by, and be bound by, the following:

1.
Confidentiality. You acknowledge that, in the course of your employment with the Employer, You will have access to confidential information that was obtained or developed by the Employer at great expense and that is zealously guarded from unauthorized disclosure. Your access to and possession of this information will be due solely to your employment with the Employer. You agree that You will not, at any time during or following termination of employment for any reason, disclose, use, or otherwise make available to any third party, any confidential information relating to the Employer’s business, products, services, customers, vendors, or suppliers; trade secrets, data, specifications, techniques; long- and short-term plans, existing and prospective client, vendor, supplier, and employee lists, contacts, and information; financial, personnel, and information system information and applications; and any other information concerning the business of the Employer that is not disclosed to the general public or known in the industry, except with the express written consent of the Employer. All confidential information, including all copies, notes regarding, and replications of such confidential information will remain the sole property of the Employer, as applicable, and must be returned to the Employer immediately upon your termination from the Employer.

2.
Nonsolicitation of Customers, Vendors, and Suppliers. You specifically acknowledge that the confidential information described above includes confidential data pertaining to existing and prospective customers, vendors, and suppliers of the Employer, that such data is a valuable and unique asset of the business of the Employer, and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors, and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors and suppliers. Therefore, You agree that for 12 months following the date of your termination from the Employer, You will not (except on behalf of the Employer, or with the Employer’s express written consent) solicit, approach, contact or attempt to solicit, approach, or contact, either directly or indirectly, on your own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors, or suppliers of the Employer with whom You had contact or about whom You gained confidential information during your employment with the Employer for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the Business of the Employer (as defined below) or cause such customer, supplier, or vendor to materially change or terminate its business or commercial relationship with the Employer. This provision is in addition to, and not in lieu of, similar provisions in any other agreement(s) between You and the Employer.

3.
Nonsolicitation of Employees. You specifically acknowledge that the confidential information described above also includes confidential data pertaining to employees and agents of the Employer, and You further agree that for 12 months following your termination of employment, You will not, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage, or induce any of the employees or agents of the Employer to terminate their employment or agency with the Employer.

4.
Noncompetition. You covenant and agree that for 12 months following your termination of employment, You will not, in any geographic market in which You worked or had direct or indirect responsibilities on behalf of the Employer, and for any business line or lines for or other functions for which You had direct or indirect responsibility for any sales, marketing, operational, logistical, or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner, or in any other capacity, a business competitive with the Business of the Employer.

a.
The “Business of the Employer” shall mean any business or activity involved in grocery or general merchandise retailing and supply chain logistics, including but not limited to grocery distribution, business-to-business portal, retail support services, and third-party logistics, of the type provided by the Employer, or presented in concept to You by the Employer at any time during your employment with the Employer, for which you had or were proposed to have any business or business line or operational responsibilities.

b.
To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly traded company) or to consult, work in, direct, or have responsibility for any area of such business, including but not limited to operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology, or customer service.

5.
Remedies. You and the Employer each acknowledges and agrees that the Employer will suffer irreparable harm from a breach by You of any of the covenants or agreements contained in Section 1, 2, 3, or 4 of this Exhibit A. You further acknowledge that the restrictive covenants set forth in Section 4 of this Exhibit A are of a special, unique, and extraordinary character, the loss of which cannot be adequately compensated by monetary damages. You agree that the terms and provisions of Sections 1, 2, 3, and 4 of this Exhibit A are fair and reasonable and are reasonably required for the protection of the Employer in whose favor such restrictions operate. You acknowledge that, but for your agreements to be bound by the restrictive covenants set forth in this Exhibit A, the Employer would not have entered into the Letter Agreement. In the event of an alleged or threatened breach by You of any of the provisions of Section 1, 2, 3, or 4 of this

Exhibit A, the Employer or its successors or assigns may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions hereof.

6.
Mandatory Arbitration. You covenant and agree that any controversy or claim arising out of or relating to your employment relationship with the Employer or the termination of that relationship must be submitted for final and binding resolution by a private and impartial arbitration, under the Employment Dispute Resolution rules of the American Arbitration Association. This includes, but is not limited to, any claim that could be asserted in court or before an administrative agency or claims for which You have an alleged cause of action, including without limitation claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination, harassment or retaliation under local, state or federal statutes; claims for wrongful discharge; claims for violations of the Family and Medical Leave Act or any other local, state, federal or other governmental law, statute, regulation, and whether based on statute or common law. This includes claims against the Employer, any of its affiliated or subsidiary entities, or its individual officers, directors, or employees.

This does not include the following claims:

a.	claims for workers compensation or unemployment benefits;

b.	claims under the National Labor Relations Act, as amended;

c.	claims based on current or future employee benefit and/or welfare plans that contain a dispute resolution procedure therein; or

d.	claims by the Employer for injunctive or other equitable relief based on your alleged breach of covenants under this Exhibit A.
The burden of proof at arbitration shall be on the party seeking relief. Each party shall bear its own costs and attorneys’ fees. In reaching a decision, the arbitrator shall apply the governing substantive law applicable to the claims, causes of action and defenses asserted by the parties. The arbitrator shall have the power to award all remedies (including attorneys’ fees) that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law.
You also agree that the arbitration procedure described herein does not alter your status as an “at-will” employee, meaning both you and the Employer have the right to terminate employment at any time and for any reason.

7.
Governing Law. You agree that the internal law, and not the law of conflicts, of the State of Minnesota, shall govern all questions concerning the validity, construction and effect of this Exhibit A. The exclusive venue for any arbitration or court proceeding relating to this Agreement shall be a state court or arbitration forum, as required above, within the state of Minnesota unless the parties mutually agree to a different venue. You consent to personal jurisdiction in Minnesota.

EXHIBIT B
FORM OF INDUCEMENT OPTION AGREEMENT
SUPERVALU INC.
2012 STOCK PLAN

STOCK OPTION AGREEMENT

This agreement is made and entered into as of the grant date indicated below (the “Grant Date”), by and between SUPERVALU INC. (the “Company”) and the individual whose name appears below (“Optionee”).

The Company has established the 2012 Stock Plan (the “Plan”), under which directors and key employees of the Company and its Affiliates may be granted Options to purchase shares of the Company’s common stock. Optionee has been selected by the Company to receive an Option subject to the provisions of this agreement. Capitalized terms that are used in this agreement, that are not defined, shall have the meanings ascribed to them in the Plan.

In consideration of the foregoing, the Company and Optionee hereby agree as follows:

1.
Option Grant. The Company hereby grants to Optionee, subject to Optionee’s acceptance hereof, the right and option to purchase the number of Shares indicated below at the exercise price per Share indicated below (the “Exercise Price”), effective as of the Grant Date. The Option has been designated as a Non-Qualified Stock Option (“NQ”) for tax purposes, the consequences of which are set forth in the prospectus that describes the Plan.

2.
Acceptance of Option and Stock Option Terms and Conditions. The Option is subject to and governed by the Stock Option Terms and Conditions (“Terms and Conditions”) attached hereto, which is incorporated herein and made a part hereof, and the terms and provisions of the Plan. To accept the Option, this agreement must be delivered and accepted through an electronic medium in accordance with procedures established by the Company or Optionee must sign and return a copy of this agreement to the Company within sixty (60) days after the Grant Date. By so doing, Optionee acknowledges receipt of the accompanying Terms and Conditions and the Plan, and represents that Optionee has read and understands the same and agrees to be bound by the accompanying Terms and Conditions and the terms and provisions of the Plan. In the event that any provision of this agreement or the accompanying Terms and Conditions is inconsistent with the terms and provisions of the Plan, the terms and provisions of the Plan shall govern. Any question of administration or interpretation arising under this agreement or the accompanying Terms and Conditions shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

3.
Vesting, Exercise Rights and Expiration. Except as otherwise provided in the accompanying Terms and Conditions: (i) the Option shall vest according the schedule below, (ii) the vested portion of the Option may be exercised in whole or part, and (iii) the Option will expire on the expiration date indicated below (the “Expiration Date”).

Option Number:    %%OPTION_NUMBER%-%
Grant Date:        %%OPTION_DATE,’Month DD, YYYY’%-%
Number of Shares:    %%TOTAL_SHARES_GRANTED,’999,999,999’%-%
Exercise Price:        %%OPTION_PRICE,’$999,999,999.99’%-%
Expiration Date:    %%EXPIRE_DATE_PERIOD1,’Month DD, YYYY’%-%
Vesting Schedule:    34%, 33% and 33% on each anniversary of the Grant Date

By:
	Michele A. Murphy	FIRST_NAME_MIDDLE_NAME_LAST_NAME
	Executive Vice President	EMPLOYEE_IDENTIFIER
Human Resources & Corporate Communications

SUPERVALU INC.
2012 STOCK PLAN

STOCK OPTION TERMS AND CONDITIONS
(FOR EMPLOYEES)

These Stock Option Terms and Conditions (“Terms and Conditions”) apply to the Option granted to you under the Plan, pursuant to the Stock Option Agreement (the “Agreement”) to which this document is attached. Capitalized terms that are used in this document, but are not defined, shall have the meanings ascribed to them in the Plan or the attached Agreement. See Section 21 for a list of defined terms.

1.
Vesting and Exercisability. The Option shall vest on the date or dates and in the amount or amounts set forth in the attached Agreement, or at such earlier time or times as may be provided in Sections 6 or 8 below.

The vested portion of the Option may be exercised at any time, or from time to time, during the term of the Option to purchase Shares. If in any year the full amount of Shares that may be purchased pursuant to the vested portion of the Option is not purchased, the remaining amount of such Shares shall be available for purchase during the remainder of the term of the Option. The term of the Option shall be for a period of ten (10) years from the Grant Date, terminating at the close of business on the Expiration Date, or such shorter period as is provided for herein.

2. Manner of Exercise. Except as provided in Section 6 or 8 below, you cannot exercise the Option unless at the time of exercise you are an employee of the Company or an Affiliate. Prior to your death or Disability (as set forth in Section 8 below), only you may exercise the Option. You may exercise the Option as follows:

a)
By delivering a “Notice of Exercise of Stock Option” to the Company at its principal office, attention: Vice President, Compensation, stating the number of Shares being purchased and accompanied by payment of the full purchase price for such Shares (determined by multiplying the Exercise Price by the number of Shares to be purchased). Note: In the event the Option is exercised by any person other than you pursuant to any of the provisions of Section 7 below, the Notice must be accompanied by appropriate proof of such person’s right to exercise the Option; or

b)	By entering an order to exercise the Option using E*TRADE’s website.

3. Method of Payment. The full purchase price for the Shares to be purchased upon exercise of the Option must be paid as follows:

a)	By delivering directly to the Company, cash or its equivalent (personal check, bank draft or money order) payable to the Company;

b)	By delivering indirectly to the Company, cash or its equivalent payable to the Company through E*TRADE under a broker-assisted sale and remittance program approved by the Company;

c)	By delivering directly to the Company Shares having a Fair Market Value as of the exercise date equal to the purchase price (commonly known as a “Stock Swap”);

d)	By delivering directly to the Company the full purchase price in a combination of cash and Shares; or

e)
By the Company delivering to you a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if positive, of the Fair Market Value (on the date of exercise) of the Shares as to which the Option is being exercised, over the aggregate exercise price for such Shares under the Option (commonly known as a “net exercise”).

If you pay all or a portion of the purchase price by means of a Stock Swap, you shall represent and warrant in writing that you are the owner of the Shares so delivered, free and clear of all liens, encumbrances, security interests and restrictions. To the extent that you possess Shares in certificated form, you shall duly endorse in blank all certificates delivered to the Company.

4. Delivery of Shares. You shall not have any of the rights of a stockholder with respect to any Shares subject to the Option until such Shares are purchased by you upon exercise of the Option. Such Shares shall then be issued and delivered to you by the Company as follows:

a)	In the form of a stock certificate registered in your name or your name and the name of another adult person (twenty-one (21) years of age or older) as joint tenants, and mailed to your address;

b)
In “book entry” form, that is, registered with the Company’s stock transfer agent, in your name or your name and the name of another adult person (twenty-one (21) years of age or older) as joint tenants, with a notice of issuance provided to you; or

c)	sent by electronic delivery to your brokerage account.
The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share. Delivery of Shares upon exercise of this Option is subject to the satisfaction of applicable withholding tax obligations and to Section 17 below.

5. Withholding Taxes. You are responsible for the payment of any federal, state, local or other taxes that are required to be withheld by the Company upon exercise of the Option and you must promptly remit such taxes to the Company. You may elect to remit these taxes by:

a)	Delivering directly to the Company, cash or its equivalent payable to the Company;

b)	Delivering indirectly to the Company, cash or its equivalent payable to the Company through E*TRADE’s website;

c)
Having the Company withhold a portion of the Shares to be issued upon exercise of the Option having a Fair Market Value as of the exercise date equal to the amount of taxes required to be withheld upon such exercise; or

d)
Delivering directly to the Company, Shares, other than the Shares issuable upon exercise of the Option, having a Fair Market Value as of the exercise date equal to the amount of taxes required to be withheld upon such exercise. You shall represent and warrant in writing that you are the owner of the Shares so delivered, free and clear of all liens, encumbrances, security interests and restrictions. To the extent that you possess Shares in certificated form, you shall duly endorse in blank all certificates delivered to the Company.

The Company shall be under no obligation to withhold taxes in excess of your minimum required tax withholding rate if you elect to satisfy your obligation to pay withholding taxes by either of the means specified in clauses 5(c) and 5(d) above.
6.    Change of Control.

a)
If, within two (2) years after a Change of Control, you experience an involuntary termination of employment initiated by the Company for reasons other than Cause, or a termination of employment for Good Reason, the unvested portion of the Option shall immediately vest and the Option shall become immediately exercisable in full and remain exercisable for one (1) year beginning on the date of your termination of employment. If the Option is replaced pursuant to subsection (d) below, the protections and rights granted under this subsection (a) shall transfer and apply to such replacement option.

b)
If, in the event of a Change of Control described in clause (ii) of Section 21(b) below, and to the extent the Option is not assumed by a successor corporation (or affiliate thereto) or other successor entity or person, or replaced with an award or grant that, solely in the discretionary judgment of the Committee preserves the existing intrinsic value of the Option at the time of the Change of Control, then the Option shall become fully vested and exercisable for such period of time prior to the effective time of the Change of Control as is deemed fair and equitable by the Committee to provide you with the opportunity to participate as a stockholder in the Change of Control transaction, and shall terminate at the effective time of the Change of Control. The Company will provide written notice of of the period of accelerated vesting and exercisability to you, and the exercise of this Option pursuant to such accelerated vesting and exercisability shall be conditioned upon the consummation of the Change of Control and shall be effective only immediately before such consummation.

c)
In the discretion of the Committee and notwithstanding subsection (b) above or any other provision, the Option (whether or not exercisable) may be cancelled at the time of the Change of Control in exchange for cash, property or a combination thereof that is determined by the Committee to be at least equal to the excess (if any) of the value of the consideration that would be received in such Change of Control by a holder of the number of Shares remaining subject to the Option (or the Fair Market Value of such number of Shares immediately prior to the Change of Control if the holders of Company common stock will not receive consideration in such Change of Control), over the aggregate Exercise Price under the Option for that number of Shares. For purposes of clarification, if application of the formula in the preceding sentence does not result in a positive number, then this Option is subject to cancellation without consideration. Furthermore, the Committee is under no obligation to treat Options and/or holders of Options uniformly and has the discretionary authority to treat Options and/or holders of Options disparately.

d)
If in the event of a Change of Control and to the extent that this Option is assumed by any successor corporation, affiliate thereof, person or other entity, or is replaced with awards that, solely in the discretionary judgment of the Committee preserve the existing intrinsic value of this Option at the time of the Change of Control and provide for vesting and settlement terms that are at least as favorable to you as the vesting and payout terms applicable to this Option, then the assumed Option or such substitute therefore shall remain outstanding and be governed by its respective terms.

7. Transferability. The Option shall not be transferable other than by will or the laws of descent and distribution. More particularly, the Option may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to these provisions, or the levy of an execution, attachment or similar process upon the Option, shall be void.

8. Effect of Termination of Employment. Subject to Section 6(a) above, following the termination of your employment with the Company and its Affiliates for any of the reasons set forth below, your right to exercise the Option, as well as that of your beneficiary or beneficiaries, shall be as follows:

a)
Voluntary. If you voluntarily terminate your employment, you may exercise the portion of the Option that was vested and exercisable as of the date of termination of your employment at any time until the earlier of (i) ninety (90) days after such termination of employment, or (ii) the Expiration Date.

b)
Involuntary. If your employment is terminated involuntarily for any reason other than death, Disability or Cause, you may exercise the portion of the Option that was vested and exercisable as of the date of termination of your employment at any time until the earlier of (i) one (1) year after such termination of employment, or (ii) the Expiration Date.

c)
Retirement. Notwithstanding paragraphs (a) and (b) above, if your employment terminates on or after reaching age 60 for any reason other than death or Disability, your termination shall be considered a “retirement” and the following provisions will apply:

(i)
If at the time of your retirement you have completed at least fifteen (15) years of service with the Company or an Affiliate, you may exercise the portion of the Option that was vested and exercisable as of the date of your retirement at any time until the earlier of (i) five (5) years after the date of your retirement, or (ii) the Expiration Date.

(ii)
If at the time of your retirement you have completed fewer than fifteen (15) years of service with the Company or an Affiliate, you may exercise the portion of the Option that was vested and exercisable as of the date of your retirement at any time until the earlier of (i) one (1) year after your retirement, or (ii) the Expiration Date.

d)	Death.

(i)
Prior to Age 60. If your employment terminates as a result of your death prior to reaching age 60, the unvested portion of the Option shall immediately vest and become exercisable in full. Thereafter, the Option may be exercised by your beneficiary(ies), or a legatee(s) under your last will, or your personal representative(s) or the distributee(s) of your estate, to the full extent of the Shares covered by the Option that were not previously purchased, until the earlier of (i) one (1) year after the date of your death, or (ii) the Expiration Date.

(ii)
On or After Age 60. If your employment terminates as a result of your death on or after you have reached age 60, the unvested portion of your Option shall immediately vest and become exercisable in full. Thereafter, the Option may be exercised by your beneficiary(ies), or a legatee(s) under your last will, or your personal representative(s) or the distributee(s) of your estate, to the full extent of the Shares covered by the Option that were not previously purchased, until the earlier of (i) five (5) years after the date of your death, or (ii) the Expiration Date.

e)	Disability.

(i)
Prior to Age 60. If your employment terminates prior to reaching age 60 as a result of your Disability, the unvested portion of the Option shall immediately vest and become exercisable in full. Thereafter, the Option may be exercised by you or by your personal representative(s), to the full extent of the Shares covered by the Option that were not previously purchased, until the earlier of (i) one (1) year after your employment terminates due to such Disability, or (ii) the Expiration Date.

(ii)
On or After Age 60. If your employment terminates on or after reaching age 60 as a result of your Disability, the unvested portion of the Option shall immediately vest and become exercisable in full. Thereafter, the Option may be exercised by you or by your personal representative(s), to the full extent of the Shares covered by the Option that were not previously purchased, until the earlier of (i) five (5) years after your employment terminates due to such Disability, or (ii) the Expiration Date.

You shall be considered subject to a “Disability” if you suffer from a medically determinable physical or mental impairment that renders you incapable of performing any substantial gainful employment, and is evidenced by a certification to such effect by a doctor of medicine approved by the Company. In lieu of such certification, the Company shall accept, as proof of permanent disability, your eligibility for long-term disability payments under the applicable Long-Term Disability Plan of the Company.

f)
Cause. If your employment is terminated for Cause, or if you are determined to have engaged in conduct during a post-termination exercise period that would constitute Cause or be in violation of Section 10, any unexercised or unvested portion of this Option shall be immediately forfeited without consideration.

g)
Change in Duties/Leave of Absence. The Option shall not be affected by any change of your duties or position or by a temporary leave of absence approved by the Company, so long as you continue to be an employee of the Company or of an Affiliate.

h)
Offer Letter. Notwithstanding the foregoing provisions of this Section 9, any more favorable vesting provisions with respect to your termination of employment set forth in that certain letter agreement, dated as of [•], 2016 (the “Offer Letter”), by and between the Company and you, shall apply to the Option as though set forth herein. In addition, your resignation for Good Reason will be treated as an involuntary termination for purposes of this Section 8.

9. Repurchase Rights. If your employment with the Company and its Affiliates is terminated for Cause, or if you breach any of the covenants contained in Section 10 below, the Company shall have the right and option to repurchase from you any Shares purchased by you upon any exercise of this Option that occurred within six (6) months prior to the date on which your employment with the Company and its Affiliates ended, or at any time thereafter, and you agree to sell such Shares to the Company.

The Company may exercise its repurchase rights by depositing in the United States mail a written notice addressed to you at the latest mailing address for you on the records of the Company within thirty (30) days following the termination of your employment for the repurchase of Shares purchased prior to such termination, and within thirty (30) days after the Company’s discovery of any breach of the covenants contained in Section 10. Within thirty (30) days after the mailing of such notice, you shall deliver to the Company the number of Shares the Company has elected to repurchase and the Company shall pay to you in cash, as the repurchase price for such Shares upon their delivery, an amount which shall be equal to the purchase price paid by you for the Shares. If you have disposed of the Shares, then in lieu of delivering an equivalent number of Shares to the Company, you must pay to the Company the difference between the amount realized by you from the disposition of the Shares (or the Fair Market Value of the Shares on the disposition date if greater) and the amount you originally paid for the Shares, exclusive of any taxes due and payable or commissions or fees arising from such disposition.

If the Company exercises its repurchase option prior to the actual issuance and delivery to you of any Shares pursuant to the exercise of the Option, no Shares need be issued or delivered. In lieu thereof, the Company shall return to you the purchase price you tendered upon the exercise of the Option to the extent that it was actually received from you by the Company.

10. Employee Covenants. In consideration of benefits described elsewhere in these Terms and Conditions and the attached Agreement, and in recognition of the fact that, as a result of your employment with the Company or any of its Affiliates, you have had or will have access to and gain knowledge of highly confidential or proprietary information or trade secrets pertaining to the Company or its Affiliates, as well as the customers, suppliers, joint ventures, licensors, licensees, distributors or other persons and entities with whom the Company or any of its Affiliates does business (“Confidential Information”), which the Company or its Affiliates have expended time, resources and money to obtain or develop and which have significant value to the Company and its Affiliates, you agree for the benefit of the Company and its Affiliates, and as a material condition to your receipt of benefits described elsewhere in these Terms and Conditions and the attached Agreement, as follows:

a)
Non-Disclosure of Confidential Information. You acknowledge that you will receive access or have received access to Confidential Information about the Company or its Affiliates, that this information was obtained or developed by the Company or its Affiliates at great expense and is zealously guarded by the Company and its Affiliates from unauthorized disclosure, and that your possession of this special knowledge is due solely to your employment with the Company or one (1) or more of its Affiliates. In recognition of the foregoing, you will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party, any Confidential Information relating to the Company’s or any Affiliate’s business, products, services, customers, vendors, or suppliers; trade secrets, data, specifications, developments, inventions and research activity; marketing and sales strategies, information and techniques; long and short term plans; existing and prospective client, vendor, supplier and employee lists, contacts and information; financial, personnel and information system information and applications; and any other information concerning the business of the Company or its Affiliates which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of your duties or with the express written consent of the Company. All Confidential Information, including all copies, notes regarding and replications of such Confidential Information will remain the sole property of the Company or its Affiliate, as applicable, and must be returned to the Company or such Affiliate immediately upon termination of your employment.

b)
Return of Property. Upon termination of employment with the Company or any of its Affiliates, or at any other time at the request of the Company, you shall deliver to a designated Company representative all records, documents, hardware, software and all other property of the Company or its Affiliates and all copies of such property in your possession. You acknowledge and agree that all such materials are the sole property of the Company or its Affiliates and that you will certify in writing to the Company at the time of delivery, whether upon termination or otherwise, that you have complied with this obligation.

c)
Non-Solicitation of Existing or Prospective Customers, Vendors and Suppliers. You specifically acknowledge that the Confidential Information described in Section 10(a) includes confidential data pertaining to existing and prospective customers, vendors and suppliers of the Company or its Affiliates; that such data is a valuable and unique asset of the business of the Company or its Affiliates; and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors and suppliers. Therefore, during your employment with the Company or any of its Affiliates and for the twelve (12) months following termination of employment for any reason, you agree that you will not, except on behalf of the Company or its Affiliates, or with the Company’s express written consent, solicit, approach, contact or attempt to solicit, approach or contact, either directly or indirectly, on your own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors or suppliers of the Company or its Affiliates with whom you had contact or about whom you gained Confidential Information during your employment with the Company or its Affiliates for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the “Business of the Company” (as defined below in Section 10(e)(i)) or cause such customer, supplier or vendor to materially change or terminate its business or commercial relationship with the Company or its Affiliates.

d)
Non-Solicitation of Employees. You specifically acknowledge that the Confidential Information described in Section 10(a) also includes confidential data pertaining to employees and agents of the Company or its Affiliates, and you further agree that during your employment with the Company or its Affiliates and for the twelve (12) months following termination of employment for any reason, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage or induce any of the employees or agents of the Company or its Affiliates to terminate their employment or agency with the Company or any of its Affiliates.

e)
Non-Competition. You covenant and agree that during your employment with the Company or any of its Affiliates and for the twelve (12) months following termination of employment for any reason, you will not, in any geographic market in which you worked on behalf of the Company or any of its Affiliates, or for which you had any sales, marketing, operational, logistical or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner or in any other capacity, a business competitive with the Business of the Company.

i)
The “Business of the Company” shall mean any business or activity involved in grocery or general merchandise retailing and supply chain logistics, including but not limited to grocery distribution, business-to-business portal, retail support services and third-party logistics, of the type provided by the Company or its Affiliates, or presented in concept to you by the Company or its Affiliates at any time during your employment with the Company or any of its Affiliates.

ii)
To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to one percent (1%) of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology or customer service.

f)
No Disparaging Statements. You agree that you will not make any disparaging statements about the Company, its Affiliates, directors, officers, agents, employees, products, pricing policies or services.

g)
Remedies for Breach of These Covenants. Any breach of the covenants in this Section 10 likely will cause irreparable harm to the Company or its Affiliates for which money damages could not reasonably or adequately compensate the Company or its Affiliates. Accordingly, the Company or any of its Affiliates shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective or permanent) to enforce such covenants, in addition to damages and other available remedies, and you consent to the issuance of such an injunction without the necessity of the Company or any such Affiliate posting a bond or, if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount. In the event that injunctive relief or damages are awarded to the Company or any of its Affiliates for any breach by you of this Section 10, you further agree that the Company or such Affiliate shall be entitled to recover its costs and attorneys’ fees necessary to obtain such recovery. In addition, you agree that upon your breach of any covenant in this Section 10, the Option, and any other unexercised options issued under the Plan or any other stock option plans of the Company will immediately terminate and the Company shall have the right to exercise any and all of the rights described above including the provisions articulated in Section 9.

h)
Enforceability of These Covenants. It is further agreed and understood by you and the Company that if any part, term or provision of these Terms and Conditions should be held to be unenforceable, invalid or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of these Terms and Conditions shall not be affected or impaired in any way.

11. Arbitration. You and the Company agree that any controversy, claim or dispute arising out of or relating to the attached Agreement or the breach of any of these Terms and Conditions, or arising out of or relating to your employment relationship with the Company or any of its Affiliates, or the termination of such relationship, shall be resolved by final and binding arbitration under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, or other neutral arbitrator and rules as mutually agreed to by you and the Company, except for claims by the Company relating to your alleged breach of any of the employee covenants set forth in Section 10 above. This agreement to arbitrate specifically includes, but is not limited to, discrimination claims under Title VII of the Civil Rights Act of 1964 and under state and local laws prohibiting employment discrimination. Nothing in this Section 11 shall preclude the Company from pursuing a court action to obtain a temporary restraining order or a preliminary injunction relating to the alleged breach of any of the covenants set forth in Section 10. The agreement to arbitrate shall continue in full force and effect despite the expiration or termination of your Option or your employment relationship with the Company or any of its Affiliates. You and the Company agree that any award rendered by the arbitrator must be in writing and include the findings of fact and conclusions of law upon which it is based, shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to you or the Company or any of its Affiliates had the matter been heard in court. All expenses of arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by you and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by you and the Company unless otherwise mutually agreed or the law provides otherwise.

12. Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares covered by the Option such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under these Terms and Conditions and the attached Agreement, then the Committee administering the Plan shall, in such manner as it may deem equitable, adjust any or all of the number and type of Shares (or other securities or other property) covered by the Option and the Exercise Price of the Option.

13. Severability. In the event that any portion of these Terms and Conditions shall be held to be invalid, the same shall not affect in any respect whatsoever the validity and enforceability of the remainder of these Terms and Conditions.

14. Interpretations. These Terms and Conditions and the attached Agreement are subject in all respects to the Plan. A copy of the Plan is available upon your request. In the event that any provision of these Terms and Conditions or the attached Agreement is inconsistent with the terms of the Plan, the terms and provisions of the Plan shall govern. Any question of administration or interpretation arising under these Terms and Conditions or the attached Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

15. No Right to Employment. Nothing in these Terms and Conditions or the attached Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company. In addition, the Company may at any time dismiss you from employment, free from any liability or any claim under these Terms and Conditions or the attached Agreement, unless otherwise expressly provided in these Terms and Conditions or the attached Agreement.

16. Reservation of Shares. The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of these Terms and Conditions and the attached Agreement.

17. Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

18. Headings. Headings are given to the sections and subsections of these Terms and Conditions and the attached Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of these Terms and Conditions or the attached Agreement or any provision hereof or thereof.

19. Governing Law. The internal law, and not the law of conflicts, of the State of Delaware will govern all questions concerning the validity, construction and effect of these Terms and Conditions and the attached Agreement.

20. Notices. For purpose of the Agreement and these Terms and Conditions, notices and all other communications provided for in the Agreement, these Terms and Conditions or contemplated by either shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:
P.O. Box 990
Minneapolis, MN 55440
Attention: Corporate Secretary

and in the case of you, to you at the most current address shown on your employment records. Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

a)
Notice of Termination by Company. Any purported termination of employment of you by the Company (whether for Cause or without Cause) shall be communicated by a Notice of Termination to you. No purported termination of employment of you by the Company shall be effective without a Notice of Termination having been given.

b)
Good Reason Notice by You. Any purported termination of employment by you for Good Reason shall be communicated by a Notice of Termination to the Company or successor. Your termination of employment will not be for Good Reason unless (i) you give the Company written notice of the event or circumstance which you claim is the basis for Good Reason within ninety (90) days of such event or circumstance first occurring, and (ii) the Company is given thirty (30) days from its receipt of such notice within which to cure or resolve the event or circumstance so noticed. If the circumstance is cured or resolved within said thirty (30) days, your termination of employment will not be for Good Reason.

21. Definitions. The following terms, and terms derived from the following terms, shall have the following meanings when used in these Terms and Conditions or the attached Agreement with initial capital letters unless, in the context, it would be unreasonable to do so.

a)	Cause shall have the meaning set forth in the Offer Letter.

b)	Change of Control shall be deemed to have occurred upon any of the following events:

i)
the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the then outstanding shares of common stock of the Company, or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

ii)
the consummation of any merger or other business combination of the Company, sale or lease of all or substantially all of the Company's assets or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least sixty percent (60%) of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company's assets, or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

iii)
within any 24‑month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least three‑fourths of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest).

c)	Change of Control Date shall mean the date on which a Change of Control occurs.

d)
Good Reason shall (x) prior to the Change of Control Date, have the meaning set forth in the Offer Letter, and (y) on or following the Change of Control Date, mean any one (1) or more of the following events occurring during the two-year period following the Change of Control Date:

i)	your annual base salary is reduced below the amount in effect on the Change of Control Date;

ii)	your Target Bonus is reduced below the Target Bonus as it existed on the Change of Control Date;

iii)
your title is reduced from the title that you had on the Change of Control Date, or your duties and responsibilities are materially and adversely diminished in comparison to the duties and responsibilities that you had on the Change of Control Date other than in a general reduction of the number or scope of personnel for which you are responsible for supervising which reduction occurs in connection with a restructuring or recapitalization of the Company or the division of the Company in which you work;

iv)
the program of long term incentive compensation is materially and adversely diminished in comparison to the program of long term incentive compensation as it existed for you on the Change of Control Date (for purposes of this clause (iv), a reduction of fifteen percent (15%) or more of the target dollar amount of your long term incentive compensation as it existed for you on the Change of Control Date based on your most recent award of long term incentive compensation prior to the Change of Control Date shall be considered to be material and adverse); or

v)	you are required to be based at a location more than forty-five (45) miles from the location where you were based and performed services on the Change of Control Date;

provided, however, that any diminution of duties or responsibilities that occurs solely as a result of the fact that the Company ceases to be a public company or that the size of the Company has been reduced as a result of the Change of Control shall not, in and of itself, constitute Good Reason.

e)
Notice of Termination shall mean a written notice which shall indicate the specific provision in these Terms and Conditions relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for your termination of employment under the provisions so indicated.

f)
Target Bonus shall mean the target amount of bonus established under the annual bonus plan for you for the year in which the termination of employment occurs. When the context requires, it shall also mean the target amount of bonus established for any earlier or later year.

Original Approval